EXHIBIT 10.9

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
The date of this document is <Date of Grant>.

THE KROGER CO.
RESTRICTED STOCK AGREEMENT

Pursuant to a Long-Term Incentive Plan (the “Plan”), The Kroger Co. (“we” or “us”) hereby grants <Number of Shares Granted> shares of restricted stock (the “shares”) to the undersigned grantee (“you”) on <Date of Grant> (the “grant date”).

     1. The shares will be issued in your name, or in the name of an agent or plan administrator on your behalf, but will be held by us. The shares will be subject to, and any certificate issued to evidence the shares will bear, the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in a Long-Term Incentive Plan of The Kroger Co. and an Agreement entered into between the Plan participant and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co. or The Kroger Co.’s plan administrator.”

     2. Neither the shares, the right to vote the shares or the right to receive dividends thereon may be sold, assigned, transferred, pledged, hypothecated or otherwise transferred or encumbered by you during the restricted period. You will have all the other rights of a shareholder. Dividends on the restricted shares will be treated as compensation for tax purposes, unless a Section 83(b) election is made in which case they will be treated as dividends for tax purposes, but in either case will not be considered as earnings for purposes of calculating retirement benefits.

     3. Unless and until the restrictions on the shares lapse, the shares will be forfeited by you if your employment by us ceases for any reason other than death or disability, as determined by the Committee as defined in the Plan, or upon a “Change in Control” as defined below. At the time of such death, disability or Change in Control, the restrictions will lapse, the shares no longer will be subject to the restrictions, and any new certificates issued to you or the your legal representative for all shares theretofore subject to risk of forfeiture will be free of the foregoing legend.

     4. For purposes of this Agreement, a “Change of Control” will be deemed to have occurred when:

a.	without prior approval of our Board of Directors, any person, group, entity or group thereof becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of our then outstanding voting securities; or

b.	a tender or exchange offer has expired, other than an offer by us, pursuant to which 20% or more of the our then outstanding voting securities have been purchases; or

c.	as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by our Board of Directors, the individuals who were our directors immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

d.	our shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and we are not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of our assets.

     5. The restrictions will lapse on the later to occur of (i) the date on which you formally accept this Agreement in the manner that we advise you in writing, and (ii) the passage of the period of time, known as the vesting period, as follows:

Annual Anniversary of Date of Grant	You Are Vested In:

After the restrictions have lapsed, the shares thereafter no longer will be subject to the restrictions, and any new certificate issued to you or your representative will be free of the foregoing legend.

     6. For purposes of this agreement, the fair market value of a share of common stock is the amount determined pursuant to a reasonable method adopted by the Committee. If no sales are made on that date, Committee will use the most recent prior date for which sales are reported.

     7. You or your representative will be responsible to satisfy all tax obligations, if any, prior to the lapsing of the restrictions. If you or your representative do not satisfy those obligations through a cash payment to our stock option administrator or as we otherwise direct, on or before the date on which the restrictions lapse, we are authorized and directed to retain that number of shares with a fair market value, as defined in the prospectus for the Plan and this agreement, equal to the tax obligations due, on the date of the release. You or your representative will remain liable for any tax obligations remaining in excess of the amounts so withheld.

     8. Any shares to be issued under this Agreement, at our election, may be issued in certificate form or may be maintained in book-entry form and not represented by a certificate. Shares may be issued directly in your name or in the name of a designated agent or plan administrator on your behalf.

The parties have executed this agreement on the date of grant set forth above.

The Kroger Co.

By
David B. Dillon

(“you”)

<Participant Name>